Exhibit 3.20

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ABS REAL ESTATE HOLDINGS LLC

i

Table of Contents

(continued)

ii

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ABS REAL ESTATE HOLDINGS LLC,

a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT of ABS REAL ESTATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), is made as of June 2, 2006 (this “Agreement”), by and among Albertson’s, LLC (“Albertson’s”), Extreme, LLC (“Extreme”), NHI Investment Partners, LP (“NHI”), Albertson’s Realty, LLC (“Realty”) and American Food and Drug, LLC (“AFDI”, and, together with Albertson’s, Lucky LLC, Lucky Inc., Extreme, NHI and Realty and any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the “Members”).

RECITALS:

1. A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on May 9, 2006;

2. Albertson’s Inc., as the initial member of the Company, entered into a limited liability company agreement (the “Original Agreement”) with respect to the Company;

3. Upon the terms and subject to the conditions set forth herein, each of the Persons listed on Schedule A hereto are concurrently with the execution of this Agreement acquiring a percentage interest in the Company; and

4. In accordance with the Act (as defined in Section 1.6), the Members desire to amend and restate the Original Agreement to (i) set forth the respective rights, powers and interests of the Members with respect to the Company; (ii) establish the terms for the issuance of interests therein; and (iii) provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

GENERAL PROVISIONS

Section 1.1 Registered Office. The registered agent and office of the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Albertson’s may change said registered office from one location to another in the State of Delaware.

Section 1.2 Other Offices. The Company may have one or more offices as may be established from time to time.

Section 1.3 Purpose; Nature of Business Permitted; Powers.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i) to own, directly or indirectly, real property or leasehold interests in real property (the “Business”);

(ii) to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately issued securities and whether with unrelated third parties or with affiliated entities, in each case in connection with the Business;

(iii) to own equity interests in other limited liability companies, partnerships or other entities whose purposes are restricted to those set forth in clauses (i) and (ii) above; and

(iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, or similar hedging transactions and referral, management, servicing and administration agreements).

Section 1.4 Limited Liability of Members. No Member or any of its Affiliates or Affiliated Individuals shall have any liability for the debts, obligations or liabilities of the Company or of any other Member. Except as provided in Section 10.8, subject to the provisions of this Agreement, including, without limitation, Article X hereof, any liability of any Member or any of its Affiliates or Affiliated Individuals to another Member or to the Company hereunder shall be limited to the percentage interests of such Member or its Affiliates.

Section 1.5 Tax Classification; No State Law Partnership. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes. Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No provision of this Agreement shall be deemed or construed to constitute the Company (including its subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.

Section 1.6 Definitions. Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1933 Act” has the meaning set forth in Section 11.15.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).

“Adjustment Amount” has the meaning set forth in Section 2.3(a).

“AFDI” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly controls, is controlled by or is under common control with such first Person.

“Affiliated Individual” means, with respect to a Person, any individual who is an officer, director, shareholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Albertson’s” has the meaning set forth in the Preamble.

“Asset” means an asset owned by the Company.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”. A “Voluntary Bankruptcy” shall mean, with respect to any Person, (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

“Business” has the meaning set forth in Section 1.3(a)(i).

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.

“Capital Account” has the meaning set forth in Section 2.3(a).

“Capital Contribution” means, with respect to any Member, the amount of money contributed to the Company in exchange for a percentage interest in the Company, including Initial Capital Contributions.

“Certificate of Formation” means the Certificate of Formation referred to in Recital 1 and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Member” means any Member that holds a Common Interest.

“Common Percentage Interest” means, with respect to any Common Member, the percentage that (a) is set forth opposite such Member’s name on Schedule A and labeled such Common Member’s “Common Percentage Interest,” as such schedule may be amended from time to time to reflect changes in such percentage made pursuant to and in accordance with this Agreement, and (b) represents such Common Member’s share of the Company’s Profits and Losses and such Member’s rights to receive distributions of the Assets of the Company in accordance with the provisions of this Agreement.

“Company” has the meaning set forth in the Preamble.

“Control” means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and “controlled” and “controlling” have correlative meanings.

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Common Member.

“Effective Date” means the date of this Agreement, as set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Extreme” has the meaning set forth in the Preamble.

“Family Member” means, with respect to any specified natural person, (a) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (b) the spouse of such natural person or of any person covered by clause (a).

“Fiscal Period” means (a) the period commencing on the Effective Date and ending on December 31, 2006, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) any portion of the period described in clauses (a) and (b) of this sentence (i) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI and (ii) ending on the date of an adjustment to the Gross Asset Value pursuant to clause (b) of the definition of “Gross Asset Value”.

“Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2006, (b) any subsequent 12 month period commencing on January 1 and ending on December 31 and (c) the period commencing on the immediately preceding January 1 and ending on the date on which all property of the Company is distributed to the Members pursuant to Article X.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Common Member;

(b) the Gross Asset Values of all Assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Common Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Common Member reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members;

(c) the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Common Member; and

(d) the Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” and “Losses” or Section 8.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Indebtedness” means (a) the principal, premium (if any), interest and related fees and expenses (if any) in respect of (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations in respect of outstanding letters of credit, acceptances and similar obligations, (c) that portion of obligations with respect to capital leases not entered into in the ordinary course of business and properly accounted for as a liability, (d) any obligation owed for all or any part of the deferred purchase price of property or services except for trade liabilities incurred in the ordinary course of business in accordance with customary practices, and (e) a guaranty of any of the obligations described in the foregoing clauses of this definition.

“Indemnifiable Losses” has the meaning set forth in Section 10.1.

“Indemnified Party” has the meaning set forth in Section 10.6.

“Indemnifying Party” has the meaning set forth in Section 10.6.

“Initial Common Capital Contribution” means, as to each Original Member, the dollar or other amount that is set forth opposite such Member’s name on Schedule A and labeled such Member’s “Initial Common Capital Contribution”.

“Initial Preferred Capital Contribution” means, as to each Original Member, the dollar or other amount that is set forth opposite such Member’s name on Schedule A and labeled such Member’s “Initial Preferred Capital Contribution”.

“Initial Contribution Default Notice” has the meaning set forth in Section 2.2(a).

“Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“Lucky Inc.” has the meaning set forth in the Preamble.

“Lucky LLC” has the meaning set forth in the Preamble.

“Material Subsidiary” means a Subsidiary holding (based on the most recently available balance sheet of the Company and its Subsidiaries reflecting such assets) assets which comprise more than 10% of the sum of the Company’s consolidated assets (as reflected on such balance sheet).

“Member” has the meaning set forth in the Preamble.

“Net Cash Flow” means, during the applicable period, the gross cash proceeds derived by the Company during such period from any source (including financings or refinancings) less the portion thereof used to pay or establish reserves for all Company operating expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Common Member in its reasonable discretion subject to the provisions of this Agreement (including Sections 3.1, 4.1 and 5.1); provided, however, that Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of previously established reserves; and provided further that Net Cash Flow shall not include any cash that the Company or its Subsidiaries is prohibited from distributing to the Members pursuant to the Distribution Procedures Agreement or by the terms of any Indebtedness of the Company or its Subsidiaries.

“NHI” has the meaning set forth in the Preamble.

“Officer” means any officer of the Company or any Subsidiary thereof appointed by the Common Member or by the manager of such Subsidiary.

“Original Members” means Albertson’s, Lucky Inc., Lucky LLC, Extreme, NHI, Realty and AFDI.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, Series, unincorporated organization or other legal entity or organization.

“Percentage Interests” means the Common Percentage Interests and the Preferred Percentage Interests.

“Preferred Member” means any Member that holds a Preferred Percentage Interest.

“Preferred Percentage Interest” means with respect to any Preferred Member, the percentage that (a) is set forth opposite such Member’s name on Schedule A and labeled as such Preferred Member’s “Preferred Percentage Interest”, as such schedule may be amended from time to time to reflect changes in such percentage made in accordance with this Agreement, and (b) represents such Preferred Member’s share of the Company’s Profits and such Member’s rights to receive distributions in respect thereof in accordance with the provisions of this Agreement.

“Profits” or “Losses” means for each Fiscal Period, an amount equal to the taxable income or loss for such Fiscal Period. Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Asset is adjusted pursuant to paragraphs (b) and (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation; and

(f) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

“Proportionate Percentage” shall mean, with respect to any group of Members, the ratio of the Percentage Interest then owned by any member of such group to the aggregate Percentage Interests then owned by all members of such group.

“Purchase Agreement” means the Purchase and Separation Agreement, dated as of January 22, 2006, by and among Albertson’s, New Aloha Corporation, Supervalu Inc. and AB Acquisition LLC.

“Real Estate Loan Documents” means [                     ].

“Realty” has the meaning set forth in the Preamble.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“Representative” has the meaning set forth in Section 9.2.

“Standard of Care” has the meaning set forth in Section 4.4.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax Matters Member” has the meaning set forth in Section 9.1.

“Third Party Claim” has the meaning set forth in Section 12.6.

“Transfer” has the meaning set forth in Section 5.1(a).

“Unreturned Capital” means, with respect to Preferred Percentage Interests, the Capital Contribution made on account of such Preferred Percentage Interests reduced by all distributions of Net Cash Flow made by the Company that constitute a return of the Capital Contribution therefor pursuant to Section 7.1(i).

“Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“Voting Representative” has the meaning set forth in Section 9.2.

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

Section 1.7 Certificates. Each Officer of the Company is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business. Margaret Walrath is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

Section 1.8 Term. The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions hereof or pursuant to the Act.

Section 1.9 Authorization. Each of the Initial Members, by executing this Agreement, authorizes the Company: (a) to enter into the Real Estate Loan Documents; (b) to enter or cause its Subsidiaries to enter into any other documents, agreements or certificates necessary or advisable to effect the contribution of capital and all other related actions contemplated by the Real Estate Loan Documents; (c) to perform the Company’s obligations and enforce the Company’s rights under and in connection with the Real Estate Loan Documents and any other documents, agreements or certificates entered or executed in connection therewith; (d) to enter or cause its Subsidiaries to make such regulatory and other filings as shall be required in connection with the acquisition and operation of the Business; and (e) to open, and cause its Subsidiaries to open, such bank accounts as shall be necessary or appropriate to conduct the operations of the Business. The Initial Members agree that the Officers be, and each hereby are, authorized and directed to take such further steps, do such further things and sign such further documents as may be necessary or desirable to effect the foregoing and any and all past actions heretofore taken by Officers of the Company in the name of and on behalf of the Company in furtherance of any or all of the foregoing actions be, and the same hereby are ratified, approved and adopted.

ARTICLE II.

PERCENTAGE INTERESTS, CAPITAL

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 2.1 Percentage Interests.

(a) The Company will initially offer Common Interests to the Common Member and will offer Preferred Interests to Albertson’s, Lucky Inc., Lucky LLC, Extreme, NHI, Realty and AFDI.

(b) Title to assets of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.

Section 2.2 Capital Contributions.

(a) Upon execution of this Agreement, (i) the Common Member will contribute its entire Initial Common Capital Contribution in exchange for the Common Percentage Interest of the Company (the “Common Interest”) and (ii) each Preferred Member will contribute its entire Initial Preferred Capital Contribution in exchange for the Preferred

Percentage Interests of the Company (the “Preferred Interests”). In the event that any Member fails to make an Initial Capital Contribution by the required time, the Company shall deliver to such Member a notice of default with respect thereto (an “Initial Contribution Default Notice”).

(b) The Initial Common Capital Contribution by Albertson’s shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company or the Common Member. Except as otherwise provided herein, Albertson’s shall not be entitled to any compensation by reason of its Capital Contribution or by reason of serving as the Common Member. No Member shall be required to lend any funds to the Company.

Section 2.3 Capital Accounts.

(a) A capital account (“Capital Account”) shall be maintained for each Member in accordance with this Section 2.3. Notwithstanding anything to the contrary in this Agreement, the initial Capital Account balances of the Members shall be determined consistent with the Company’s purchase price allocation for tax purposes. If, as a result of the Company’s purchase price allocation for tax purposes, the initial tax basis of the assets of the Company is an amount other than $[        ] plus the aggregate amount of the liabilities assumed by the Company pursuant to the Purchase Agreement (such difference, the “Adjustment Amount”), then the Initial Preferred Capital Contributions of the Preferred Members shall be adjusted proportionately such that the aggregate amount of such Initial Preferred Capital Contributions equals $[        ] plus the aggregate amount of the liabilities assumed by the Company pursuant to the Purchase Agreement. After each Member’s Capital Account is credited by the amount of its Initial Common Capital Contribution or Initial Preferred Capital Contribution, each Member’s Capital Account shall be increased by (i) the amount of money thereafter contributed by the Member to the Company, (ii) the initial Gross Asset Value of property thereafter contributed by the Member to the Company (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Profits pursuant to Article VI. A Member’s Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property distributed to the Member (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI.

(b) Negative Capital Account. No Member shall be required to make up an Adjusted Capital Account Deficit or to pay to any Member the amount of any such deficit in any such account.

(c) Credit of Capital Contribution. For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such Capital Contribution is actually made.

Section 2.4 Admission of New Members. Unless otherwise permitted under Article V, new Members may only be admitted to membership in the Company with the approval of the Common Member. A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement or other related agreements as the Common Member may require. Upon admission, the new Member shall have all rights and duties of a Member of the Company; provided that such new Member shall only be entitled to such voting rights as are provided pursuant to this Agreement.

Section 2.5 Interest. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

Section 2.6 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except as distributions pursuant to Article VII may represent returns of capital. A Member who withdraws or purports to withdraw as a Member of the Company without the consent of the Common Member or as otherwise allowed by this Agreement shall be liable to the Company for any damages suffered by the Company on account of the breach and shall not be entitled to receive any payment in respect of its percentage interest in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

ARTICLE III.

MANAGEMENT OF THE COMPANY

Section 3.1 Company Governance. Each Member and the Company hereby agree that the Company shall be governed by the provisions of this Article III.

The business and affairs of the Company shall be managed by the Common Member, who shall have the power and authority, on behalf of the Company, to take any action of any kind not inconsistent with the provisions of this Agreement and to do anything and everything it deems necessary or appropriate to carry on the business and purposes of the Company, including, but not limited to:

(a) to manage and direct the business affairs of the Company, to do any and all acts on behalf of the Company and to exercise all rights of the Company with respect to its interest in any other person, corporation, partnership, limited liability company or other entity, including, without limitation, the voting of securities, exercise of redemption rights, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(b) to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

(c) to hire employees, consultants, attorneys, accountants, appraisers and other advisers for the Company;

(d) to open, trade and otherwise conduct accounts with brokers and dealers;

(e) to open, maintain and close bank accounts and draw checks or other orders for the payment of funds;

(f) to borrow money or obtain credit from banks, lending institutions or any other person;

(g) to assume obligations, incur liabilities, lend money or otherwise use the credit of the Company;

(h) to direct the formulation of investment policies and strategies for, and perform all other acts on behalf of, the Company and any entities for which the Company acts as general partner, adviser, manager, managing member, or in other similar capacities, including those activities specified above in clauses (a) and (b);

(i) to organize one or more corporations or other entities to hold record title, as nominee for the Company, to securities, funds or other assets of the Company; and

(j) to enter into any contracts it deems necessary or advisable to facilitate the business of the Company.

There shall not be a “manager” (within the meaning of the Delaware Act) of the Company. The Common Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Common Member taken in accordance with such rights and powers shall bind the Company.

Section 3.2 Officers.

(a) Principal Officers. The Officers of the Company shall be a President and Chief Executive Officer, Secretary and Treasurer and may be a Chief Operating Officer, Chief Financial Officer, one or more Vice Presidents, and one or more Assistant Treasurers or Assistant Secretaries. The initial Officers are set forth in Schedule B hereto.

(b) Other Officers. The Common Member may also appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Common Member.

(c) Compensation. The compensation of all Officers and all officers of the Subsidiaries shall be fixed by the Common Member; provided, however, that their salaries shall conform to any employment agreement entered into between the Company or any Subsidiary and any Officer.

(d) Authority of Officers.

(i) The President and Chief Executive Officer (or “President and CEO”) of the Company shall have general and active management of the Company, shall have the responsibility for the day-to-day management and operation of the Company, and shall see that all lawful orders and resolutions of the Common Member are carried out. The President and CEO shall execute bonds, mortgages and other contracts except where the signing and execution shall be expressly delegated by the Common Member to one or more other officers or agents of the Company.

(ii) If appointed, the Chief Operating Officer, Chief Financial Officer, Vice Presidents, Treasurer, Secretary, Assistant Treasurers and Assistant Secretaries shall have the powers and duties described in this Section 3.2, as may be modified from time to time by the Common Member:

1)	Chief Operating Officer. The Chief Operating Officer shall have responsibility for the day-to-day management and operation of the Business, general oversight of the operation of the Company’s operations and employees, and other such duties and responsibilities as determined by the President and CEO or Common Member.

2)	Chief Financial Officer. The Chief Financial Officer shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Company and supervision of any Treasurer and Assistant Treasurers, and other such duties and responsibilities as determined by the President and CEO, the Chief Operating Officer or Common Member.

3)	The Vice Presidents. The Vice Presidents shall perform such duties and have such powers as the Common Member or the President and CEO or the Chief Operating Officer may from time to time prescribe.

4)	The Secretary; Assistant Secretary. The Secretary shall and record all the proceedings of the Company in a book to be kept for that purpose and shall perform like duties for any standing committees when required. He or she shall perform such other duties as may be prescribed by the Common Member or the President and CEO, under whose supervision he or she shall be. In the absence of the Secretary or in the event of his or her incapacity or refusal to act, or at the direction of the Secretary, any Assistant Secretary may perform the duties of the Secretary.

5)	The Treasurer; Assistant Treasurer. The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Common Member. The Treasurer shall disburse the funds of Company as may be ordered by the Common Member, President and CEO, Chief Financial Officer or Chief Operating Officer taking proper vouchers for such disbursements, and shall render to the Chairman, Vice Chairman, President and CEO, Chief Operating Officer, Chief Financial Officer and the Common Member or when any Officer so requires, an account of all transactions as treasurer and of the financial condition of the Company. Notwithstanding the foregoing, any checks of the Company in excess of $50,000 shall require the signatures of the Treasurer, Assistant Treasurer, or controller of the Company, and the President and CEO (or other Officer designated by him), or as otherwise determined by the Common Member.

(e) Limitations on Officer’s Powers. Notwithstanding any other provision contained in this Agreement to the contrary, should a delegation of authority be established by the Common Member, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Officer on behalf of the Company other than in accordance with such delegation of authority.

(f) Term of Officers. An Officer may resign at any time by giving written notice to the Common Member. The resignation of an Officer shall take effect upon the Common Member’s receipt of written notice of the Officer’s resignation or at such later time as shall be specified in the written notice. Unless otherwise specified in the Officer’s written notice of resignation, the acceptance of the Officer’s resignation shall not be necessary to make it effective. If the Officer also is a Member, the Officer’s resignation as an Officer shall not affect the Officer’s rights as a Member and shall not constitute a withdrawal of the Officer as a Member.

(i) Subject to Section 3.5(a), the Common Member may terminate the employment of and remove any Officer with or without cause.

(ii) Subject to Section 3.5(a), the Common Member may elect at any time a new or replacement Officer to fill the vacancy.

Section 3.3 Voting Rights of Members.

(a) Members shall have no right or authority to vote on matters other than matters explicitly requiring such vote in this Agreement or in the Act. Except as otherwise expressly set forth in this Agreement, Preferred Members shall have no voting rights.

Section 3.4 Cost of Services. Members shall be entitled to reimbursement of their costs incurred, including, without limitation, costs and expenses of any Members’ personnel utilized in connection with providing services to the Company, pursuant to standards to be established by the Common Member.

ARTICLE IV.

GENERAL GOVERNANCE

Section 4.1 Other Ventures.

(a) It is expressly agreed that each Member, and any Affiliates, officers, directors, managers, stockholders, members, partners or employees of such Member, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others and neither the Company nor the other Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom; the pursuit of other ventures and activities by any such Person is hereby consented to by each Member and shall not be deemed wrongful or improper.

(b) Nothing in this Agreement shall be construed so as to prohibit any Member or its respective Affiliates, officers, directors, managers, stockholders, members, partners or employees from owning, operating or investing in any business of any nature and description, independently or with others, and, no Member need disclose its intention to make any such investment to the other, nor advise the Company of the opportunity presented by any such prospective investment.

Section 4.2 Information. The Company covenants and agrees to deliver to Albertson’s (a) consolidated unaudited financial reports of the Company for the Company and its subsidiaries, within 90 days after the end of the Fiscal Year of the Company; (b) consolidated quarterly unaudited financial reports for the Company within 45 days after the end of each fiscal quarter of the Company; (c) consolidated monthly financial reports for the Company within 30 days after the end of the each month; and (d) such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) as from time to time may be reasonably requested by Albertson’s without creating an undue burden on the Company.

Section 4.3 Access. The Company shall, and shall cause its Subsidiaries, Officers, directors, employees, auditors and other agents to afford the Officers, employees, auditors and other agents of Albertson’s during normal business hours and upon reasonable notice reasonable access to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records.

Section 4.4 Standard of Care. Each Member expressly acknowledges that an interest in the Company is highly speculative in nature. The Common Member shall exercise all of its powers and duties under this Agreement in accordance with the terms of this Agreement and with a degree of skill, diligence, prudence and care which, and in a manner which a director of a Delaware corporation is required to use in the proper discharge of such a director’s fiduciary duties (the standard set forth in this sentence being referred to herein as the “Standard of Care”).

ARTICLE V.

TRANSFERS OF PERCENTAGE INTEREST

Section 5.1 Restrictions on Transfer.

(a) No Member, including any assignee or successor in interest of any such Member, shall (voluntarily or involuntarily), directly or indirectly, transfer, assign or otherwise dispose of (each, a “Transfer”) all or any portion of its Percentage Interest (including a Transfer pursuant to a foreclosure sale of all or any part of the assets of a Member) without the written consent of the Common Member. For purposes of this Agreement the term “Transfer” shall not include (i) any sale, assignment or other disposition of equity securities of a Person (whether by merger, consolidation or otherwise) whose equity securities are traded on a national securities exchange or NASDAQ or (ii) any sale, assignment, redemption, or other disposition of limited partnership interests or shares of any investment partnership or investment vehicle not formed for the purpose of making an investment in the Company.

(b) Any direct transferee of any portion of a Percentage Interest permitted under Section 5.1(a) shall become a substitute Member. Unless and until a direct transferee is admitted as an additional or substitute Member, such transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder. A Member who has transferred all of its direct Percentage Interest shall cease to be a Member of the Company upon Transfer of all of the Member’s Percentage Interest in the Company and thereafter shall have no powers, rights and privileges as a Member of the Company hereunder.

(c) The Company, each Member, the Officers and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member. In the absence of a transferee of a transferring Member’s percentage interests being admitted as a Member as provided herein, any payment to a Member shall release the Company and the Common Member of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.

ARTICLE VI.

ALLOCATIONS

Section 6.1 General Rules.

(a) Allocations of Profits and Losses. Except as otherwise provided in this Article VI, Profits and Losses for any Fiscal Period shall be allocated among the Members in such manner that, as of the end of such Fiscal Period, the respective Capital Accounts of the Members shall be equal to the respective amounts that would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value and (ii) distribute the proceeds of liquidation pursuant to Section 10.3.

Section 6.2 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses or other items allocable to any Fiscal Period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Common Member in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) All items of income, gain, loss, deduction, or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Common Member in its reasonable discretion.

(d) If a Member transfers all or a portion of its interest during any Fiscal Period, then Profits, Losses, each item thereof and all other items attributable to the transferred interest for such Fiscal Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the Fiscal Period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Common Member.

(e) Tax returns shall be provided to the Common Member for review before submission, and any reasonable requests by the Common Member for changes in order to ensure compliance with such requirements shall be made, provided that such changes shall not result in the amount of cash or other distributions to any Member being affected or cause a material adverse tax or other effect for any Member.

Section 6.3 Tax Allocations: Code Section 704(c).

(a) Subject to Section 6.3(d), for each Fiscal Year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect equitably the amounts which have been credited or debited to the Capital Account of each such Member for such Fiscal Year and prior Fiscal Years.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Regulations under Code Section 704(c), as determined by the Common Member in its reasonable discretion.

(c) In the event the Gross Asset Value of any Asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deductions or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Common Member in its reasonable discretion. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE VII.

DISTRIBUTIONS AND EXPENSES

Section 7.1 Distributions of Net Cash Flow. Net Cash Flow shall be reasonably determined by the Common Member. At such time as is determined by the Common Member, distributions of Net Cash Flow shall be made in the following order and priority (subject to Section 7.4):

(i) First, to the holders of Preferred Interests, an amount equal to the aggregate Unreturned Capital with respect to the Preferred Interests (in the proportion that each Preferred Member’s share of Unreturned Capital with respect to such Preferred Interests bears to the aggregate Unreturned Capital with respect to all such Preferred Interests as of the time of such distribution) until the holders of Preferred Interests have received distributions of Net Cash Flow in respect of such Preferred Interests pursuant to this Section 7.1(i) in an amount equal to the aggregate Unreturned Capital with respect to such Preferred Interests as of the time of such distribution;

(ii) Second, to the holders of the Common Interests (in accordance with their respective Proportionate Percentages) and the holders of the Preferred Interests (in proportion to their respective Proportionate Percentages), pro rata to the Percentage Interests of the Common Members and the Preferred Members.

Section 7.2 Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement. The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all third party expenses of the Company. Subject to Section 3.4, each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.

Section 7.4 Tax Distributions. The Common Member may, in its reasonable discretion, make distributions to each Member (to the extent that cash is available for such distributions after necessary expenses and reserves in accordance with this Agreement and as otherwise determined by the Common Member) so that each such Member may pay its taxes with respect to its share of the taxable income of the Company for a Fiscal Year or other taxable period. If the Common Member determines that enough cash is available for such distributions, then the Common Member shall calculate the amount of any such distributions by applying the highest marginal effective tax rate applicable to a corporation doing business in New York, New York to each Member and may make such distributions to the extent that cash is available. Any distribution made to a Member pursuant to this Section 7.4 shall be made as soon as practicable after the end of the Fiscal Year or other taxable period for which such distribution is being made. Any distribution made to a Member of pursuant to this Section 7.4 shall reduce the amount distributable to such Member from the Company under Section 7.1.

ARTICLE VIII.

OTHER TAX MATTERS

Section 8.1 Tax Matters Member. The Company and each Member hereby designate the following Member as the “tax matters partner” for purposes of Code Section 6231(a)(7)(the “Tax Matters Member”): Albertson’s. The Common Member (after consultation with the Tax Matters Member) shall: (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed, and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Subject to the express provisions of this Agreement, the Common Member may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax laws.

Section 8.2 Furnishing Information to Tax Matters Member. Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

Section 8.3 Tax Claims and Proceedings. In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) in any material proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Code Section 6231(a)(8), (c) in any material proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (d) in any material proceeding a Tax Matters Member shall notify the other Members of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as Tax Matters Member.

Section 8.4 Books and Records. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The books and records of the Company shall include a record of each transfer of participating interests of the Company. The Fiscal Year of the Company for financial reporting and for federal income tax purposes shall be the calendar year. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Common Member and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

Section 8.5 Survival. The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member’s Interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their percentage interests.

ARTICLE IX.

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 9.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

Section 9.2 Continuation of Interest of Member’s Representative. Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each a “Representative”) of such Member shall, subject to the provisions of Section 5.1, immediately succeed to the percentage interest of such Member in the Company. Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative’s voting interest, if any, (the “Voting Representative”).

Section 9.3 Dissolution, Winding Up and Liquidation.

(a) Upon a dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors. The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii) second, to the Members in accordance with Section 7.1.

(b) Distributions pursuant to this Section 9.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).

Section 9.4 Member Bankruptcy.

(a) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each of the Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Members, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE X.

INDEMNIFICATION AND CONTRIBUTION

Section 10.1 Indemnity by the Company. Subject to the provisions of Section 10.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Officer, director, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (a “Indemnified Person”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s and accountant’s fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, “Indemnifiable Losses”), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful;

provided, that the Company shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, willful misconduct or gross negligence on the part of such Indemnified Person.

Section 10.2 Exculpation. No Indemnified Person shall be liable to any Member of the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, willful misconduct or gross negligence of the Indemnified Person. Each Indemnified Person may consult with legal counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

Section 10.3 Expenses. Any indemnification under Section 10.1, as well as the advance payment of expenses permitted under Section 10.4 shall be made by the Company to the fullest extent permitted under the Act.

Section 10.4 Advance Payment of Expenses. The expenses of any Member incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to Albertson’s), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company. The provisions of this Section 10.4 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.

Section 10.5 Beneficiaries. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article X continues for a Person who has ceased to be a Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.

Section 10.6 Indemnification Procedure for Third Party and Other Claims. The Company shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) within 30 days after receipt of written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been assumed by the Company. The Company or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Company, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld). The Company shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Company has not assumed the defense pursuant to this Section 11.6 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 10.7 Other Claims. In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Company shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

Section 10.8 Limitation on Damages. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims. Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages. The obligation of the Company to indemnify any Indemnified Person with respect to any Indemnifiable Losses hereunder resulting from any action, suit or proceeding shall not exceed the value of the Assets. The obligation of any Member to indemnify any Person(s) pursuant to this Agreement is limited, in the aggregate for all claims, to such Member’s percentage interests, and no Person claiming indemnification or otherwise making any claim against a Member shall have recourse against such Member for any deficiency; provided, however, that in the event that a Member’s percentage interests are less than such Member’s Initial Capital Contribution (as a result of distributions made in respect of such percentage interests in accordance with Article X of this Agreement), the indemnifying Member shall be obligated to pay any such deficiency to the extent of the difference between its Initial Capital Contribution and its percentage interests.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1 Entire Agreement. This Agreement and the Certificate of Formation constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein. This Agreement and the Certificate of Formation replace and supersede all prior agreements by and among the Members with respect to the subject matter contained herein and therein.

Section 11.2 Amendments. This Agreement may be amended only by Albertson’s; provided that this Agreement may not be amended in a manner that would adversely affect the Preferred Members in a disproportionate manner from the effect of such amendment on any holder of any equity interests of the Company.

Section 11.3 Applicable Law; Venue.

(a) The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b) Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. Each Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.4 Enforcement. In the event of an action, suit or proceeding initiated by one Member against another Member involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding.

Section 11.5 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

Section 11.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 11.7 Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 11.8 Filings. Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. Such representatives, under shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 11.9 Additional Documents. Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 11.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:

If to Albertson’s, addressed as follows:

With a copy to:

If to Lucky, addressed as follows:

With a copy to:

If to Extreme, addressed as follows:

With a copy to:

If to NHI, addressed as follows:

With a copy to:

If to Realty, addressed as follows:

With a copy to:

If to AFDI, addressed as follows:

With a copy to:

If to the other Members, at the addresses or facsimile numbers set forth in a schedule filed with the records of the Company or such other addresses or facsimile numbers as such Members may hereafter specify to the Common Member, who shall so notify the other Members.

Section 11.11 Waiver of Right to Partition and Bill of Accounting. To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting. Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 9.1).

Section 11.12 Confidentiality; Press Releases. Each Member shall keep confidential all information of a confidential nature obtained pursuant to this Agreement, except that a Member shall be entitled to disclose such confidential information to (a) its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests, as otherwise required by law or judicial process and to comply with reporting requirements, and to potential transferees of its percentage interests provided that such potential transferees enter into customary confidentiality agreements, with the Company expressly stated therein to be a third party beneficiary thereof, (b) its investors provided that such investors are subject to confidentiality obligations, and (c) the extent required to comply with applicable reporting requirements under the Federal securities laws. Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information. No Member shall publicly make any public announcements regarding this Agreement or the Company or its business; provided, however, each Initial Member may consult with and obtain the approval of the other Initial Members before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

Section 11.13 Uniform Commercial Code. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 11.14 Binding Agreement. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Company in accordance with its terms.

Section 11.15 DISCLOSURES. THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER. THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS. IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

COMMON MEMBER:

ALBERTSON’S, LLC

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

PREFERRED MEMBERS:

ALBERTSON’S, LLC

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

LUCKY STORES INC.

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

LUCKY STORES II LLC

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

EXTREME LLC

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

NHI INVESTMENT PARTNERS, LP

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

ALBERTSON’S REALTY, LLC.

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

AMERICAN FOOD AND DRUG, LLC

By:	/s/ Lisa Gray
	Name:	Lisa Gray
	Title:	Authorized Signatory

ABS Real Estate Holdings LLC Agreement

SCHEDULE A

COMMON MEMBERS

MEMBER’S NAME	INITIAL COMMON CAPITAL CONTRIBUTION	COMMON PERCENTAGE INTEREST

Albertson’s, LLC		100%

PREFERRED MEMBERS

MEMBER’S NAME	INITIAL PREFERRED CAPITAL CONTRIBUTION*	PREFERRED PERCENTAGE INTEREST

Albertson’s LLC	$1,936,344,017	85.95%

Albertson’s Realty LLC	10,050,000	0.45

American Drug Stores LLC	46,100,000	2.05

Extreme LLC	41,457,786	1.84

NHI Investment Partners, LP	24,083,616	1.07

American Stores Properties LLC	170,794,607	7.58

American Stores Realty Company, LLC	23,848,943	1.06

*	Represents value of property contributed.

A-1

SCHEDULE B

Initial Officers

Name:	Title:

Robert G. Miller	President and Chief Executive Officer
Rick Navarro	Chief Financial Officer
Justin Dye	Chief Strategic Officer

B-1